As filed with the Securities and Exchange Commission on March 31, 1994

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                FORM 11-K

                              ANNUAL REPORT


                     Pursuant to Section 15(d) of the
                     Securities Exchange Act of 1934

              For the Calendar Year Ended December 31, 1993

                       LINCOLN NATIONAL CORPORATION

        EXECUTIVE DEFERRED COMPENSATION PLAN FOR EMPLOYEES
(Former Name:  Lincoln National Corporation Executive Savings and
Profit-Sharing Plan for Employees)

                           (Full Title of Plan)


                       Current Reg.  No. 33-51721


                        LINCOLN NATIONAL CORPORATION
                        200 E. Berry Street
                        Fort Wayne, Indiana 46802

             (Name of Issuer and Principal Executive Office)

                       LINCOLN NATIONAL CORPORATION
            Executive Deferred Compensation Plan for Employees

                           REQUIRED INFORMATION


The Plan has no assets and shall remain completely unfunded.
Consequently, no financial statements or schedules are filed with the Annual Report.

                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Members of the Lincoln National Corporation Benefits
Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                  LINCOLN NATIONAL CORPORATION
                                  EXECUTIVE DEFERRED COMPENSATION
                                  PLAN FOR EMPLOYEES
                                  (Former Name:
                                  Lincoln National Corporation
                                  Executive Savings and
                                  Profit-Sharing Plan
                                  for Employees)



Date: 3/30/94                     By: /S/GEORGE E. DAVIS

                                  George E. Davis, Chairman
                                  Lincoln National Corporation
                                  Benefits Committee



Date: 3/30/94                            By: /S/JOHN M. PIETRUSKI

                                  John M. Pietruski, Chairman
                                  Lincoln National Corporation
                                  Compensation Committee